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                                  [LETTERHEAD]

                                  June 23, 1997

                                                                     EXHIBIT 5.1


Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C.  20549

     Re:  Vaughn Communications, Inc.
          Our File No. 1822-042

Ladies and Gentlemen:

     Our office has served as counsel for Vaughn Communications, Inc. (the "Company") in connection with the Registration Statement on Form S-8 (the "Registration Statement") being filed by the Company with the Securities and Exchange Commission and with respect to the proposed issuance of up to 200,000 common shares of the Company (the "Shares") purchasable under stock options granted under the Company's 1995 Stock Option Plan (the "Plan").

     This letter represents our opinion concerning various matters relating to the proposed offer and sale of the Shares.

     We have examined and are familiar with such documents and corporate records as we have deemed necessary and appropriate for the purpose of the rendering of this opinion. Based on the foregoing, we are of the opinion that:

     1. The Company has been duly organized and is validly existing and in good standing in the State of Minnesota.

     2. All of the Shares to be sold and issued as contemplated in the Registration Statement, the Plan and the stock option agreements issued pursuant to the Plan will, upon issuance as so contemplated, be validly issued, fully paid and nonassessable.

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     We hereby consent to the use of this opinion as an exhibit to the
Registration Statement of the Company on Form S-8 which is being filed with the Securities and Exchange Commission.

                                   Very truly yours,

                                   JACOBSON HARWOOD & ERICKSON, P.A.

                                   /s/ Jean M. Davis

                                   Jean M. Davis